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                                                                    Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of Autocam Corporation (the "Company") on Form S-1 of our report dated February 17,2004, June 21,2004 as to
Note 14, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for derivative instruments, goodwill and other intangible assets, and costs associated with exit and disposal activities to conform to Statement of Financial Accounting Standards No. 133, 142, and 146, respectively), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


 Grand Rapids, Michigan
 September 29,2004